Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

December 2011 Performance Update

The Frontier Fund Supplement Dated December 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E  F R O N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	December 31, 2011 MTD	December 31, 2011 YTD	NAV/Unit
Frontier Diversified Series-1	-0.22%	-4.04%	$99.40
Frontier Long/Short Commodity Series-1a	-0.54%	3.18%	$121.71
Frontier Masters Series-1	1.66%	-2.64%	$100.25

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of December 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,011,726.50)
Unrealized trading gain/(loss)	2,257,790.06
Less: commissions	(76,290.15)
Less: FCM fees	(140,529.81)
Foreign currency gain/(loss)	(128,822.24)
Interest income	113,876.36

Total Income	14,297.72
EXPENSES
Management fees	94,140.57
Incentive fees	(40,343.91)
Broker service fees	119,166.21

Total Expenses	172,962.87

Net Income (Loss)	$(158,665.15)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	724,675.80604	$72,189,523.13	99.62
Current month additions	8,469.95882	843,424.50
Current month redemptions	(4,500.61837)	(449,376.80)
Net Income (loss) for current month		(158,665.15)

Net Asset Value, end of current month	728,645.14649	$72,424,905.68	99.40

	Monthly rate of return		-0.22%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$205,948.71
Unrealized trading gain/(loss)	(179,309.86)
Less: commissions	(9,483.60)
Less: FCM fees	(35,233.90)
Foreign currency gain/(loss)	724.42
Interest income	30,884.48

Total Income	13,530.25
EXPENSES
Management fees	51,560.33
Incentive fees	31,615.34
Broker service fees	30,066.60

Total Expenses	113,242.27

Net Income (Loss)	$(99,712.02)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	145,286.77645	$17,779,592.23	122.38
Current month additions	10,114.76948	1,234,158.32
Current month redemptions	(185.57016)	(22,643.64)
Net Income (loss) for current month		(99,712.02)

Net Asset Value, end of current month	155,215.97577	$18,891,394.89	121.71

	Monthly rate of return		-0.54%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(934,568.29)
Unrealized trading gain/(loss)	1,652,563.55
Less: commissions	(15,849.08)
Less: FCM fees	(65,874.87)
Foreign currency gain/(loss)	(8,499.99)
Interest income	59,130.40

Total Income	686,901.72
EXPENSES
Management fees	73,545.09
Incentive fees	—
Broker service fees	55,862.10

Total Expenses	129,407.19

Net Income (Loss)	$557,494.53

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	344,527.25640	$33,976,317.85	98.62
Current month additions	7,270.92598	723,487.10
Current month redemptions	(11,746.11266)	(1,167,163.96)
Net Income (loss) for current month		557,494.53

Net Asset Value, end of current month	340,052.06972	$34,090,135.52	100.25

	Monthly rate of return		1.66%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 1

THE FRONTIER FUND DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(3,724,741.50)
Unrealized trading gain/(loss)	4,178,715.79
Less: commissions	(141,344.87)
Less: FCM fees	(260,365.13)
Foreign currency gain/(loss)	(238,534.68)
Interest income	210,965.31

Total Income	24,694.92
EXPENSES
Management fees	174,416.59
Incentive fees	(74,525.11)
Broker service fees	131,868.45

Total Expenses	231,759.93

Net Income (Loss)	$(207,065.01)

	Units	Dollars	*Aggregate Unit Value $’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,320,171.88810	$134,145,489.60	101.61
Current month additions	11,009.05809	1,106,924.50
Current month redemptions	(10,499.20476)	(1,071,745.48)
Net Income (loss) for current month		(207,065.01)

Net Asset Value, end of current month	1,320,681.74143	$133,973,603.61	101.44

	Monthly rate of return		-0.17%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$805,314.86
Unrealized trading gain/(loss)	(702,375.56)
Less: commissions	(36,691.46)
Less: FCM fees	(80,896.25)
Foreign currency gain/(loss)	2,786.09
Interest income	119,080.30

Total Income	107,217.98
EXPENSES
Management fees	275,539.49
Incentive fees	122,785.66
Broker service fees	47,319.27

Total Expenses	445,644.42

Net Income (Loss)	$(338,426.44)

	Units	Dollars	*Aggregate Unit Value $’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	492,995.04566	$70,192,109.35	142.38
Current month additions	35,199.93948	5,091,016.93
Current month redemptions	(28,228.50835)	(3,983,972.90)
Net Income (loss) for current month		(338,426.44)

Net Asset Value, end of current month	499,966.47679	$70,960,726.94	141.93

	Monthly rate of return		-0.31%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series

THE FRONTIER FUND MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,446,543.65)
Unrealized trading gain/(loss)	2,555,858.35
Less: commissions	(24,497.66)
Less: FCM fees	(101,865.36)
Foreign currency gain/(loss)	(13,146.44)
Interest income	91,445.29

Total Income	1,061,250.53
EXPENSES
Management fees	113,725.67
Incentive fees	—
Broker service fees	59,677.12

Total Expenses	173,402.79

Net Income (Loss)	$887,847.74

	Units	Dollars	*Aggregate Unit Value $’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	522,863.41736	$52,341,120.86	100.10
Current month additions	8,513.40234	853,487.10
Current month redemptions	(12,614.84383)	(1,257,459.28)
Net Income (loss) for current month		887,847.74

Net Asset Value, end of current month	518,761.97587	$52,824,996.42	101.83

	Monthly rate of return		1.72%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series